Exhibit 4.1B

AMENDMENT TO SUPPORT AGREEMENT

AMENDMENT (the “Amendment”), dated as of December 23, 2015, by and between Textron Financial Corporation, a Delaware corporation (“TFC”), and Textron Inc., a Delaware corporation (“Textron”).

WHEREAS, TFC and Textron are parties to a Support Agreement, dated as of May 25, 1994 (the “Agreement”) (all other defined terms used herein and not otherwise defined shall have the meanings set forth in the Agreement); and

WHEREAS, TFC and Textron Inc. wish to amend the Support Agreement to reduce the minimum consolidated shareholders equity of TFC from $200 million to $125 million; and

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Amendment to Agreement.  The fourth line of Section 3 of the Agreement is hereby amended to read “consolidated shareholders equity of TFC shall not be less than $125,000,000.”

Section 2.                                           Agreement to Remain in Full Force and Effect.  Except as hereby expressly provided, the Agreement, as amended by this Amendment, is in all respects ratified and confirmed, and all its terms, provisions and conditions shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

TEXTRON FINANCIAL CORPORATION

By:	/s/ Paul M. Rerick
	Name:	Paul M. Rerick
	Title:	Senior Vice President & Chief Financial Officer

TEXTRON INC.

By:	/s/ Mary F. Lovejoy
	Name:	Mary F. Lovejoy
	Title:	Vice President & Treasurer